EXHIBIT 99.1

Inuvo, Inc. Reports Third Quarter 2012 Revenue of $15.5 Million and Adjusted EBITDA of $1 Million

Hosts Conference Call Today

New York, NY – November 8, 2012 - Inuvo, Inc. (NYSE MKT: INUV) (the "Company" or "Inuvo"), an Internet marketing and technology company that manages a network of websites and builds and markets browser based consumer applications today announced third quarter 2012 financial results including revenues of $15.5 million and gross profit of $8.7 million, increases of 89% and 145%, respectively, over the third quarter 2011.

Third Quarter 2012  Highlights

●	Net revenue was $15.5 million, an increase of $7.3 million or 89% compared to third quarter of 2011, and an increase of $2.6 million or 20% compared to second quarter 2012.
●	Gross profit was $8.7 million. An increase of 145% compared to $3.6 million in third quarter of 2011.
●	Adjusted EBITDA, a non-GAAP measure, increased 1,070% to $1 million compared to $87,578 in third quarter of 2011.
●	Net revenue for the Software Search business segment was $7.9 million and gross profit was $6.8 million, an increase of 6% and 18% from second quarter 2012, respectively.
●	Net revenue for the Publisher Network business segment was $7.6 million and gross profit was $1.9 million, an increase of 40% and 98% from second quarter 2012, respectively.

"Management is pleased with the operating and financial results achieved in the third quarter of 2012,” stated Peter Corrao, Chief Executive Officer of Inuvo.  “Revenue for the quarter increased 20% sequentially while Adjusted EBITDA increased over five-fold sequentially.  We expect positive revenue trends to continue into the fourth quarter.  Our improved financial results can be attributed to increased Tier 1 market search queries from our alOt users, the restructuring of the ValidClick business to focus on smaller publishers, and increased revenue from our owned and operated properties. Looking forward, we plan to continue increasing our more profitable Tier 1 search queries,  profitably growing our Publisher Network, and  launching new enhancements to our BargainMatch platform, all of which we expect to contribute to increased revenue in Q4 of 2012.”

The Company's consolidated financial statements as of September 30, 2012 include the financial results of its Vertro subsidiary from March 2012 forward, prior year periods do not contain financial results of the Vertro subsidiary.  In addition, after seven months of combined operations, management has modified the reported operating segments into two segments; Software Search and Publisher Network, rather than the former three segments; Software Search, Publisher and Partner Programs.  The Partner Programs segment, is absorbed into the other two segments for all periods presented.

Three month financial results for the period ended September 30, 2012

Net revenues for the three months ended September 30, 2012, were $15.5 million, up 89% compared to the three months ended September 30, 2011. Gross profit increased 145% to $8.7 million in the three months ended September 30, 2012 compared to the same period of 2011.  These increases were due primarily to revenue from the Company’s Software Search segment as a result of the merger with Vertro.

Net revenue from the Software Search segment was $7.9 million, or 50.9% of total revenues.

Revenue from the Publisher Network segment decreased 6.7% to $7.6 million for the three months ended September 30, 2012 compared to the same period of 2011.  This decrease was primarily due to a decline in the number of transactions driven through our owned and operated websites and through third party affiliates using the ValidClick platform.  Revenue from the Publisher Network is dramatically improving since the merger with Vertro.  Revenue improved $2.2 million or 40% from the second quarter of 2012.

The Company reported a net loss of $1.3 million, or $0.06 per share, for the three months ended September 30, 2012, compared to a net loss of $1.4 million, or $0.14 per share, for the corresponding period last year.

Nine month financial results for the period ended September 30, 2012

In the nine months ended September 30, 2012, net revenues increased 27% to $37.1 million compared to the same period in 2011.  Gross profit increased by 45% to $18.9 million in the nine months ended September 30, 2012 compared to the same period of 2011.  These increases were due primarily to revenue from the Software Search segment as a result of the merger with Vertro.

Net revenues from the Software Search segment were $17.7 million for the nine months ended September 30, 2012.

Net revenue from the Publisher Network segment were $19.4 million for the nine months ended September 30, 2012, accounting for 52.3% of total revenues for that period and decreased 33.4% compared to the same period of 2011.  This was primarily a result of a decrease in the number of transactions driven through the Company’s owned and operated websites and through third party affiliates using the ValidClick platform.

The Company reported a net loss for the nine month period ended September 30, 2012, of $6.2 million, or $0.30 per share, compared to $4.6 million, or $0.50 per share for the same period in 2011.

Balance Sheet as of September 30, 2012

Cash and cash equivalents totaled $3.2 million at September 30, 2012.  As of September 30, 2012, the working capital deficit was $3.0 million compared to $2.0 million on December 31, 2011. Current assets and total assets were $11.5 million and $31.7 million, respectively and current liabilities and total liabilities were $14.6 million and $26.6 million, respectively.

Conference Call Information

The Company will host a conference call at 4:30 PM EST on Thursday, November 8, 2012.  Participants can access the call by dialing 1-877-941-1428 (domestic) or 1-480-629-9665 (international). In addition, the call will be webcast Live webcast: http://public.viavid.com/index.php?id=102245 as well as on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days.

A telephone replay will be available through Monday, November 19, 2012. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 4572449 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV), is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of the Company's future Adjusted EBITDA, growth rate, and user base..

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to: the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the combined company’s plans, objectives, expectations, intentions with respect to future operations, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the filings made by Inuvo with the U.S. Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and most recent Form 10-Q.

Contact:

Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President
asheinwald@allianceadvisors.net

Inuvo, Inc.
Wally Ruiz, 212-231-2000 Ext. 160
Chief Financial Officer
wallace.ruiz@inuvo.com

INUVO, INC.
 CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(Unaudited)

Assets
Current assets
Cash	$3,200,464	$4,413
Restricted cash	301,083	475,586
Accounts receivable, net	6,562,452	5,426,865
Unbilled revenue	35,350	49,196
Intangible assets - current, net of accumulated amortization	598,419	947,882
Prepaid expenses and other current assets	829,024	433,601
Total current assets	11,526,792	7,337,543
Property and equipment, net	2,671,277	1,590,011
Goodwill	6,005,309	1,776,544
Intangible assets, net of accumulated amortization	11,366,830	390,000
Other assets	164,187	2,243
Total other assets	17,536,326	2,168,787
Total assets	$31,734,395	$11,096,341

LIABILITIES AND STOCKHOLDERS’ EQUITY (Deficit)
Current liabilities
Term and credit notes payable - current portion	$1,333,333	$452,000
Accounts payable	9,689,189	6,198,921
Accrued expenses and other current liabilities and Deferred revenue	3,535,417	1,611,831
Deferred Compensation		929,428
Current liabilities of discontinued operations	—	160,000
Total current liabilities	14,557,939	9,352,180
Deferred tax liability	4,543,000	—
Term and credit notes payable - long term	6,522,222	2,454,303
Other long-term liabilities	1,000,132	300,124
Total long-term liabilities	12,065,354	2,754,427

Total stockholders' equity (deficit)	5,111,102	(1,010,266)
Total liabilities and stockholders' equity (deficit)	$31,734,395	$11,096,341

INUVO, INC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENVISE LOSS
(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	Sept 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011
Net revenue	$15,481,425	$8,203,116	$37,122,558	$29,209,646
Cost of services	6,745,028	4,635,908	18,190,120	16,106,187
Gross profit	8,736,397	3,567,208	18,932,438	13,103,459
Operating expenses
Search costs	5,832,243	1,959,042	13,098,236	6,749,115
Compensation and telemarketing	1,649,063	1,481,007	4,571,418	6,367,437
Selling, general and administrative	2,378,826	1,363,385	6,734,383	4,018,959
Total operating expenses	9,860,132	4,803,434	24,404,037	17,135,511
Operating loss	(1,123,735)	(1,236,226)	(5,471,599)	(4,032,052)
Other expense, net	(202,379)	(131,530)	(473,801)	(817,343)
Loss from continuing operations before taxes	(1,326,114)	(1,367,756)	(5,945,400)	(4,849,395)
Income tax expense	(8,690)	(141)	(70,667)	(141)
Net loss from continuing operations	(1,334,804)	(1,367,897)	(6,016,067)	(4,849,536)
Net income (loss) from discontinued operations	14,121	-	(142,821)	257,136
Net loss	$(1,320,683)	$(1,367,897)	$(6,158,888)	$(4,592,400)
Other comprehensive income
Foreign currency revaluation	6,084	-	505	-
Total comprehensive loss	(1,314,599)	(1,367,897)	(6,158,383)	(4,592,400)

Per common share data
Basic and diluted
Net loss from continuing operations	$(0.06)	$(0.14)	$(0.29)	$(0.53)
Net loss (income) from discontinued operations	$-	$-	$(0.01)	$0.03
Net loss	$(0.06)	$(0.14)	$(0.30)	$(0.50)

Weighted average shares (Basic and diluted)	23,497,123	10,035,791	20,524,843	9,137,659

By Segment: (unaudited)

Net Revenue	Three Months Ended Sept 30, 2012	Three Months Ended Sept 30, 2011	Nine Months Ended Sept 30, 2012	Nine Months Ended Sept 30, 2011
Publisher Network	7,605,150	8,153,116	19,428,691	29,159,646
Software Search	7,876,275	50,000	17,693,867	50,000
Total	15,481,425	8,203,116	37,122,558	29,209,646

Gross Profit
Publisher Network	1,895,189	3,517,250	4,326,073	13,053,501
Software Search	6,842,208	49,958	14,606,365	49,958
Total	8.736,397	3,567,208	18,932,438	13,103,459

INUVO, INC.
 RECONCILIATION OF NET LOSS FORM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011

Net Income from Continuing Operations	$ (1,334,804)	$(1,367,897)	$ (6,016,067)	$(4,849,536)

Interest	127,379	53,169	399,801	263,437
Taxes	8,690	140	70,667	141
Depreciation	694,143	378,880	1,829,715	1,184,191
Amortization	1,283,226	660,738	4,104,037	2,018,956
Stock Compensation	245,614	362,548	632,477	1,339,060

Subtotal	2,359,052	1,455,475	7,036,697	4,805,785

Plus Merger Costs	0	0	436,458	0

Adjusted EBITDA	1,024,248	87,578	1,457,088	(43,751)

By Segment

Publisher Network	$1,424,039	$1,799,155	$3,980,450	$5,143,901
Software Search	2,225,126	(42,330)	4,177,803	(143,159)
Corporate	(2,624,914)	(1,669,246)	(6,701,317)	(4,957,283)
Adjusted EBITDA	$1,024,251	$87,578	$1,456,936	$(43,459)

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations plus (i) interest expense, net, (ii) provision for taxes, (iii) depreciation and amortization, (iv) stock based payments, and (v) indirect costs incurred during the merger with Vertro. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.